STOCKHOLDERS’ AGREEMENT

OF

W&T OFFSHORE, INC.

DATED AS OF DECEMBER 2, 2002

TABLE OF CONTENTS

		PAGE

ARTICLE I

DEFINITIONS

ARTICLE II

ACTIVITIES OF THE STOCKHOLDERS

Section 2.01.	Other Activities of Stockholders or Affiliates; Conflict of Interest Waiver; Non-Competition and Non-Solicitation; Company Opportunities	9
Section 2.02.	Certain Transactions	11
Section 2.03.	Compensation; Loans	11
Section 2.04.	Distributions	12
Section 2.05.	Proxies	13

ARTICLE III

MANAGEMENT AND OPERATION OF BUSINESS

Section 3.01.	Board of Directors	13
Section 3.02.	Decisions Generally	14
Section 3.03.	Decisions Regarding W&T Offshore, LLC	16
Section 3.04.	Compensation; Expenses	16

ARTICLE IV

FISCAL YEAR; BOOKS AND RECORDS; FINANCIAL STATEMENTS

Section 4.01.	Fiscal Year	16
Section 4.02.	Books and Records	17
Section 4.03.	Financial Statements and Information	17

ARTICLE V

TRANSFERS

Section 5.01.	Restrictions on Transfer; Legend	17
Section 5.02.	Non-Permitted Transfers	18
Section 5.03.	Tag-Along Rights	19

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Schedule A	List of Stockholders
Exhibit A	List of Financial Experts, Auction Brokers and Nationally Recognized Petroleum Engineers
Exhibit B	Long-Term Incentive Compensation Plan
Exhibit C	Form of Irrevocable Proxy

iii

This Stockholders’ Agreement is entered into as of this 2nd day of December, 2002 (the “Effective Date”), by and among W&T Offshore, Inc., a Nevada corporation (the “Company”), the existing stockholders of the Company listed on Schedule A attached hereto as such (the “Existing Stockholders”), and the other Persons listed on Schedule A attached hereto who are or will be receiving Shares of the Company.

W I T N E S S E T H:

WHEREAS, the FS Stockholders are presently acquiring securities of the Company; and

WHEREAS, as a condition to the obligations of the FS Stockholders to acquire such securities, the Company and all of its stockholders desire to set forth certain understandings with respect to the corporate governance and the rights of stockholders of the Company;

NOW THEREFORE, in consideration of the foregoing, the Company and each of the stockholders of the Company who are parties hereto, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the respective meanings specified below:

“Accelerating Event” means the death or Disability of the CEO.

“Acquisition” means any transaction pursuant to which the Company or any subsidiary of the Company, in any transaction or series of related transactions for an aggregate purchase price in excess of $10,000,000, (a) acquires equity securities of any Person, (b) causes or permits any Person to be merged into or with the Company or any subsidiary of the Company, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding securities, in exchange for such securities, of cash, securities or other property of the Company or any subsidiary of the Company, or a combination thereof, or (c) acquires (i) any business or line of business, (ii) any oil or gas assets, properties, rights or interests, or (iii) other assets or property of any Person.

“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 20% or more of the outstanding capital stock, shares or equity interests of such Person, (iii) any officer, director, employee, partner, member or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person), (iv) if such other Person is an officer, director, stockholder as of the Effective Date, employee, partner, member or trustee of a Person, the Person for which such other Person acts in any such capacity, and (v) if such Person is an individual, the Immediate Family of such Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” or “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, membership interests or other equity interests, by contract or otherwise.

“Agreement” means this Stockholders’ Agreement, as it may be amended or supplemented from time to time.

“Articles of Incorporation” means the Company’s Articles of Incorporation (or Certificate of Incorporation) as the same may be amended from time to time pursuant to Section 3.02.

“Auction Broker” means a Financial Expert or a Person listed as an Auction Broker on Exhibit A, as it may be supplemented from time to time by FS Private Investments III LLC by adding similar Persons with the consent of the CEO (or the Liquidating Trustee, as the case may be), which shall not be unreasonably withheld, in either case that is prepared to accept the engagement on customary terms, as determined on behalf of the Company in good faith by FS Private Investments III LLC, on behalf of the FS Stockholders.

“Board of Directors” means the board of directors of the Company.

“Breach Event” means any of the following events: (a) the Company shall fail to perform or observe any covenant or agreement contained herein (except for Sections 2.01(b) and (c)) and such failure shall continue unremedied for 30 consecutive days after notice thereof; (b) any violation of Section 2.01(b) or (c); or (c) the CEO’s employment with the Company shall terminate by reason of resignation without Good Reason or for Cause (each as defined in the CEO Employment Agreement).

“Business” means, with respect to the Company, the business of oil and gas exploration or production on the Gulf of Mexico shelf and in the Gulf Coast (defined under “Compete” below) or such other and further business of the Company as the same may exist from time to time as approved by the Board of Directors pursuant to Section 3.02.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the Federal Reserve System are required or permitted to be closed.

“Cash to Assets Ratio” means, at any time, a fraction, expressed as a percentage, equal to (a) an amount equal to the Company’s cash, cash equivalents, marketable securities and deposits less its funded indebtedness (including letters of credit, cash in lieu of treasury securities and treasury securities, but only if posted as surety) (as set forth on the Company’s most recent quarterly balance sheet, which is part of its financial statements), divided by (b) an amount equal to the Reserve Report Value (based on reserve reports not more than three months old) of the Company’s remaining assets plus the Company’s cash, cash equivalents and marketable securities less such funded indebtedness (as set forth on the Company’s most recent quarterly balance sheet, which is part of its financial statements).

“CEO” means Tracy W. Krohn.

“CEO Employment Agreement” means the employment agreement between the CEO and the Company dated as of the date hereof, as it may be amended or supplemented from time to time.

“Change in Control” means the consolidation or merger of the Company or sale of all or substantially all the assets or the property or business of the Company in a single transaction or in a series of related transactions other than any consolidation, merger or sale of assets, upon consummation of which Tracy W. Krohn holds, directly or indirectly, more than fifty percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring entity.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means common stock of the Company, $.00001 par value per share.

“Company” shall have the meaning set forth in the preamble.

“Company Property” means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Company.

“Compete” means (a) to engage in the oil and gas exploration or production business anywhere in the Gulf of Mexico or within 200 miles from the coast of the Gulf of Mexico in an area stretching from Key West, Florida to Brownsville, Texas (the “Gulf Coast”) or (b) to appropriate a potential business opportunity that may be appropriate for the Company without first communicating and offering, for a reasonable period of time, such opportunity to the Company by written notice to each member of the Board of Directors, whether such Person pursues or acquires such opportunity for itself or directs such opportunity to another Person, in either case, directly or indirectly, individually or through an Affiliate or other Person acting on a Person’s behalf in any capacity, including, without limitation, as an employee, officer, director, manager, proprietor, consultant, partner, member, investor, lender, stockholder or other security holder of any Competitor (other than as a security holder of a corporation listed on a national securities exchange or the securities of which are regularly traded in the over-the-counter market, provided that such Person at no time owns in excess of 1% of the outstanding securities of such corporation entitled to vote for the election of directors); provided, however, that W&T Offshore, LLC shall not be deemed to “compete” with the Company in connection with engaging in a new exploration well or marketing the production of such well, if W&T Offshore, LLC offers to the Company the right, exercisable within ten days after written notice thereof, to participate, on the same terms and conditions as those accepted by W&T Offshore, LLC, to the extent of ½ of any working interest ownership that W&T Offshore, LLC would have in such new exploration well and Tracy W. Krohn and Ann K. Freel are in compliance with the Membership Interest Purchase Agreement dated as of a date on or prior to the Closing Date among the Company, Tracy W. Krohn and Ann K. Freel (the “Membership Interest Purchase Agreement”).

“Competing Person” means any Person engaged in the business of oil and gas exploration or production which has 50% or more of its oil and gas reserves in the waters of the Gulf of Mexico.

“Competitor” means any Person engaged directly or indirectly in the oil and gas exploration or production business anywhere in the world.

“Contingent Trigger Date” means February 28, 2003 if by such date the transactions contemplated by the Agreement and Plan of Merger, dated as of May 7, 2002, by and among Burlington Resources Offshore, Inc., The Louisiana Land and Exploration Company, LLOXY Holdings, Inc. and the Company shall have not been consummated strictly in accordance with the terms thereof as in effect on the Effective Date.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 24, 2000, by and among the Company, Toronto Dominion (Texas), Inc., individually and as agent, and the Lenders party thereto (as in effect on the Effective Date), as the same may be amended or replaced from time to time.

“Derivative Securities” means Series A Preferred Stock or any other securities of the Company exercisable or exchangeable for or convertible into Common Stock.

“Director” means a member of the Board of Directors.

“Disability” shall have the meaning set forth in the CEO Employment Agreement.

“Effective Date” shall have the meaning set forth in the preamble.

“Exchange Agreement” means the Exchange Agreement, dated as of November 25, 2002, among the Company and the persons named as purchasers therein, as it may be amended, supplemented or modified from time to time.

“Exercise Period” shall have the meaning set forth in Section 5.04(b).

“Existing Stockholder” shall have the meaning set forth in the preamble.

“Fair Market Value” of the Company means, at the time of determination, utilizing customary investment banking methodology, the greater of (a) the amount that a willing buyer would pay to a willing seller for free and clear title to (i) 100% of the equity securities of the Company, including its subsidiaries, if any, or (ii) all or substantially of the assets of the Company, including its subsidiaries, if any, and (b) the likely pre-transaction equity value that would be ascribed to 100% of the equity securities of the Company by a nationally recognized managing underwriter for the purpose of its determination of the amount and public offering price of the Company’s equity securities to be offered, on a typical firm commitment basis, in the initial public offering of such equity securities, in each case taking into account (1) the Company would continue as a “going concern,” (2) all of the Company’s and its subsidiaries’, if any, executives and key employees during the twelve months preceding the Valuation Date would continue indefinitely in the employ of the Company or its subsidiaries, as the case may be, at their historic levels of compensation on an “at will” basis and (3) the conversion, exchange or exercise of all dilutive Derivative Securities outstanding, determined in accordance with GAAP on the Valuation Date, and the payment to the Company, prior to the closing of the transaction, of the conversion, exchange or exercise price in connection therewith, and disregarding any liability of the Company in connection with the Long-Term Incentive Compensation Plan.

“Financial Expert” means an investment banking firm listed as a Financial Expert on Exhibit A, as it may be supplemented from time to time by FS Private Investments III LLC by adding similar Persons with the consent of the CEO (or the Liquidating Trustee, as the case may be), which shall not be unreasonably withheld, which firm is prepared to accept the engagement on customary terms, as determined on behalf of the Company in good faith by FS Private Investments III LLC, on behalf of the FS Stockholders.

“Fiscal Year” shall have the meaning set forth in Section 4.01.

“FS Directors” shall have the meaning set forth in Section 3.01(b).

“FS Management Company” means FS Private Investments III LLC and any management company that is a successor to, or an Affiliate of, FS Private Investments III LLC.

“FS Stockholders” means the Initial FS Stockholders and any Other Investors, and any transferee of any of the foregoing admitted as a substitute Stockholder pursuant to Section 5.01.

“Fully Diluted Basis” when referring to the shares of the Common Stock means the sum of (i) the total number of issued and outstanding shares of Common Stock, (ii) the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (iii) the total number of shares of Common Stock issuable upon conversion of any other Derivative Securities and (iv) the total number of shares of Common Stock issuable pursuant to awards under the Long-Term Incentive Compensation Plan (or any successor or substitute to such plan).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Immediate Family” means, with respect to any individual, such individual’s spouse, and the parents, children, grandchildren, siblings, nieces and nephews of such individual or his or her spouse and the spouses of any of the foregoing (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interests of the beneficiaries, owners, investors, Stockholders or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual).

“Initial FS Stockholders” means ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd., any funds for which FS Private Investments III LLC serves as the investment advisor.

“IPO” means the first underwritten public offering by the Company or a successor corporation of the Company of equity securities offered on a “firm commitment” or “best efforts” basis pursuant to a registration statement filed with the Commission under the Securities Act.

“Jefferies” means Jefferies & Company, Inc.

“Liquidating Trustee” shall have the meaning set forth in Section 6.01.

“Liquidation” means the occurrence of any of the following: (a) any liquidation, dissolution or winding up of the Company, or any other distribution of the assets of the Company to the Stockholders for the purpose of winding up its affairs, whether voluntary or involuntary; or (b) a Sale of the Company.

“Liquidation Preference” means $25.00 per share of Series A Preferred Stock (as adjusted for stock splits, dividends, reclassifications and the like), reduced by the amount of any dividend or distribution to a Preferred Stockholder with respect to such Series A Preferred Stock.

“Long-Term Incentive Compensation Plan” means the Long-Term Incentive Plan attached hereto as Exhibit B.

“LTM Cash Flow” means, at any time, net cash provided by operating activities (as defined in the Company’s statement of cash flows which are part of its financial statements) for the latest 12-month period giving pro forma effect (in accordance with generally accepted accounting principles) to any acquisitions of Oil and Gas Interests during or since such 12-month period.

“Nevada Act” means the business corporation law of the State of Nevada.

“New Securities” shall have the meaning set forth in Section 5.04(a).

“Non-Liquidity Event” means the fifth anniversary of the Effective Date if by such date the Company or its successor corporation has not consummated a Qualified IPO.

“Notice of Intent to Sell” means a written notice provided to the Company and each of the Stockholders (as applicable) of the desire to effect a Sale of the Company pursuant to Section 5.06.

“Offering Period” shall have the meaning set forth in Section 5.04(c).

“Oil and Gas Interests” shall have the meaning set forth in the Exchange Agreement.

“Other Investors” means one or more investors to which the Initial FS Stockholders may Transfer within 180 days of the Effective Date not more than 40% in the aggregate of their shares of Series A Preferred Stock.

“Other Stockholders” shall have the meaning set forth in Section 5.03(a).

“Participating Stockholder” shall have the meaning set forth in Section 5.03(b).

“Person” means any individual, corporation, association, partnership (limited or general), limited liability company, joint venture, joint stock company, association, trust, estate, unincorporated organization or government or any agency or political subdivision, or other entity or organization.

“Petroleum Engineer” means a petroleum engineer listed as a Petroleum Engineer on Exhibit A, as it may be supplemented from time to time by adding similar Persons by FS Private Investments III LLC with the consent of the CEO (or the Liquidating Trustee, as the case may be), which shall not be unreasonably withheld, which firm is prepared to accept the engagement on customary terms, as determined on behalf of the Company in good faith by FS Private Investment III LLC, on behalf of the FS Stockholders.

“Preferred Stockholder” means a Stockholder holding Series A Preferred Stock.

“Primary Distribution” shall have the meaning set forth in the Articles of Incorporation.

“Proportionate Percentage” means, with respect to a Stockholder, a fraction (expressed as a percentage), the numerator of which is the total number of votes such Stockholder is entitled to cast when the holders of Common Stock and the holders of Series A Preferred Stock vote as a single class and the denominator of which is the Total Voting Power.

“Put Price” means the amount equal to (a) the Fair Market Value of the Company on the Valuation Date, divided by (b) the number of shares of Common Stock on a Fully Diluted Basis.

“Qualified IPO” means an IPO that generates gross proceeds to the Company of at least $100 million and that results in the aggregate number of equity securities of the Company held by the FS Stockholders on the Effective Date having an aggregate fair market value (based on the initial public offering price) of at least $100 million.

“Related Person” of any Person means any other Person directly or indirectly owning (i) 5% or more of the outstanding common stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interests in such Person) or (ii) 5% or more of the combined voting power of the voting capital stock of such Person.

“Remaining New Securities” shall have the meaning set forth in Section 5.04(c).

“Reserve Report Value” means the value of proved reserves included in the Oil and Gas Interests, as set forth in the Company’s most current reserve reports prepared in the ordinary course of business consistent with the standards of the Society of Petroleum Evaluation Engineers and the Securities and Exchange Commission except that product pricing shall be current prices at the effective date of such reserve reports, using a discount factor of 10% and after adjusting for acquisitions and dispositions of proved reserves and for actual production from the date of such reserve reports, less reasonable good faith estimates of related plug and abandonment costs.

“Sale of the Company” means the consolidation or merger of the Company or any other form of business combination or reorganization resulting in a Change in Control, or a sale of all or substantially all the equity securities or assets or property or business of the Company in a single transaction or in a series of related transactions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A Preferred Stock” means the Series A preferred stock, $.00001 par value per share, of the Company.

“Shares” means the shares of Common Stock and the shares of Series A Preferred Stock.

“60% Asset Sale” means the sale by the Company, at any time and from time to time, of all or greater than 60% of the proved reserves included in its Oil and Gas Interests (based on Reserve Report Value using reserve reports not more than three months old) (whether now owned or hereafter acquired and whether in a single transaction or in a series of related transactions).

“Stockholder” means any holder of Common Stock or Series A Preferred Stock of the Company who is a party hereto.

“Stockholder Accelerating/Breach Event Optional Redemption Date” shall have the meaning set forth in Section 5.05(b)(ii).

“Stockholder Liquidity Notice” shall have the meaning set forth in Section 5.05(a)(iii).

“Stockholder Non-Liquidity Event Optional Redemption Date” shall have the meaning set forth in Section 5.05(b)(i).

“Stockholder Optional Redemption” shall have the meaning set forth in Section 5.05(a)(i).

“Stockholder Optional Redemption Date” means a Stockholder Non-Liquidity Event Optional Redemption Date or a Stockholder Accelerating/Breach Event Optional Redemption Date, as applicable.

“Stockholder Optional Redemption Event” means the earliest to occur of: (a) a Non-Liquidity Event, (b) an Accelerating Event or (c) a Breach Event.

“Stockholder Optional Redemption Notice” shall have the meaning set forth in Section 5.05(a)(i).

“Stockholder Optional Redemption Price” shall have the meaning set forth in Section 5.05(a)(i).

“Tag-Along Notice” shall have the meaning set forth in Section 5.03(b).

“Tag-Along Notice Period” shall have the meaning set forth in Section 5.03(b).

“$10 Million Asset Sale” means the sale by the Company, at any time and from time to time, of all or any part of its assets or property or business (whether now owned or hereafter acquired and whether in a single transaction or in a series of related transactions) for an aggregate purchase price in excess of $10,000,000, provided that such term shall not include a Sale of the Company or a 60% Asset Sale.

“Third Party” means a prospective purchaser of Common Stock or Series A Preferred Stock in an arm’s-length transaction in which such purchaser is not, has never been and has no prospect of being a Stockholder or an Affiliate of a Stockholder or the Company or an Affiliate of the Company except as a result of the prospective purchase.

“Third Party Notice” shall have the meaning set forth in Section 5.03(a).

“Third Party Offer” shall have the meaning set forth in Section 5.03(a).

“Total Voting Power” means, at any date of determination, the sum of the votes entitled to be cast by (i) the outstanding shares of Common Stock held by the Stockholders and (ii) such number of shares of Common Stock into which all shares of Series A Preferred Stock then outstanding are convertible pursuant to the Articles of Incorporation.

“Transfer” is to be construed broadly and includes any sale, transfer, assignment, endorsement, mortgage, pledge, hypothecation, participation, grant of an option to any Person to acquire, grant of a security interest in, or other disposition of or encumbrance (whether voluntary, involuntary or by operation of law).

“Transferring Stockholder” shall have the meaning set forth in Section 5.03(a).

“Valuation Date” means the date of receipt of the Stockholder Optional Redemption Notice.

ARTICLE II

ACTIVITIES OF THE STOCKHOLDERS

Section 2.01.	Other Activities of Stockholders or Affiliates; Conflict of Interest Waiver; Non-Competition and Non-Solicitation; Company Opportunities

(a) Subject to the terms of any employment or other agreement between a Stockholder or an Affiliate thereof and the Company and Sections 2.01(b) and (c) below, any Stockholder or any Affiliate thereof may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and neither the Company nor the other Stockholders shall have any right to any income or profit derived from any such other business venture of a Stockholder or any Affiliate thereof. Except as provided in Sections 2.01(b) and (c) below, each Stockholder agrees that nothing herein shall limit or otherwise restrict the other Stockholders and their respective Affiliates from engaging in, acquiring and possessing, without accountability to the other

Stockholders or the Company, any calling, business, profession, investment, or interest independently or with others, including, but not limited to, the acquisition, ownership, financing, leasing, operation, management or development of any business, which may be competitive or conflict with the businesses and objectives of the Company.

(b) Neither any of the Existing Stockholders nor any of their Affiliates, however, may, directly or indirectly:

(i) compete with the Company, interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any customer, supplier or employee of the Company, assist a Competitor of the Company by providing consulting or other advisory services to that Competitor or otherwise; or

(ii) solicit, call upon, divert or take away any of the customers of the Company (or any predecessor in interest) for the purposes of causing or of attempting to cause any such Person to purchase products sold or services rendered by the Company from any Person other than the Company or otherwise divert any business from the Company; or

(iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Company or engaged by the Company as an independent contractor or consultant; and/or encourage or induce, whether directly or indirectly, any individual who is then employed by the Company or engaged by the Company as an independent contractor or consultant to end his/her business relationship with the Company.

For purposes of this Section 2.01, (i) a “customer,” as of any date, shall include: (1) anyone who is then a customer of the Company; (2) anyone who was a customer at any time during the immediately preceding one-year period; and (3) any prospective customer to whom the Company had made a presentation or other offering of services within the immediately preceding one-year period and (ii) the term “the Company” shall be deemed to refer to the Company, its subsidiaries and Affiliates.

(c) The CEO acknowledges that he is bound by certain non-competition and non-solicitation provisions set forth in the CEO Employment Agreement, which provisions are incorporated herein in their entirety by reference.

(d) Notwithstanding any other provision of this Agreement, if any employee, member or Affiliate of an FS Management Company shall serve on the board of directors (or similar governing body) of a Competing Person, (i) FS Private Investments III LLC shall give the Company prompt written notice thereof, promptly after learning thereof, (ii) any employee, member or Affiliate of an FS Management Company then serving on the Company’s Board of Directors shall resign promptly thereafter and (iii) FS Private Investments III LLC shall be permitted to appoint in accordance with Section 3.01(b) one or more substitute designees who are not employees, members or Affiliates of an FS Management Company; provided, however, that Ascent Energy, Inc. shall not be a Competing Person for purposes of this Section 2.01(d).

(e) The CEO and each Stockholder that designates an Affiliate or Related Person to serve on the Board of Directors hereby acknowledges and agrees that any breach of Section

2.01(b), (c) or (d), as applicable, is likely to result in irreparable injury to the Company and the other Stockholders, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy at law or otherwise that the Company and the other Stockholders may have, the Company and the other Stockholders shall be entitled to enforce the specific performance of Section 2.01(b), (c) or (d), as applicable, and to seek both permanent and temporary relief in the event of any breach hereof.

(f) Notwithstanding any other provisions of this Agreement, if any of the FS Stockholders, Jefferies or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, then such Person and any Directors designated by such Person shall not have a duty to communicate or offer such opportunity to the Company or be liable to the Company for breach of any fiduciary duty as a Stockholder or Director, by reason of the fact that such Person pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate information regarding, or offer, such opportunity to the Company.

(g) Notwithstanding anything to the contrary herein contained, the foregoing provisions of this Section 2.01 are not intended to modify or otherwise alter the fiduciary duties and obligations of a member of the Board of Directors under the law of the jurisdiction of incorporation of the Company.

Section 2.02. Certain Transactions

(a) The Company is expressly permitted in the normal course of its business to enter into transactions with any or all Stockholders or with any Affiliate of any or all Stockholders provided that the price and other terms of such transactions are, in the judgment of the Board of Directors, with the consent of one of the FS Directors, fair to the Company and that the price and other terms of such transactions are not, in the determination of the Board of Directors, with the consent of one of the FS Directors, materially less favorable to the Company than those generally prevailing with respect to comparable transactions between unrelated parties.

(b) The Stockholders acknowledge and agree that W&T Offshore, LLC will have no employees or offices. W&T Offshore, LLC may make use, on a part-time basis, of the services of one administrative employee of the Company and, on an incidental basis, of the offices, facilities, other employees and other business infrastructure of the Company without being required to reimburse the Company, except for actual out-of-pocket expenses.

Section 2.03. Compensation; Loans

(a) Except as otherwise specifically provided in this Agreement and under the CEO Employment Agreement, and except for annual compensation payable to Jerome F. Freel and Ann K. Freel in an amount of $250,000 in the aggregate, no Stockholder or Affiliate of any Stockholder shall receive any salary, fee or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Stockholder, nor shall any Stockholder or Affiliate of any Stockholder be reimbursed for any expenses incurred by such Stockholder or Affiliate on behalf of the Company or otherwise in its capacity as a Stockholder.

(b) Any Person may, with the consent of the Board of Directors, which shall include the consent of one of the FS Directors, lend or advance money to the Company. If any Stockholder shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall be treated as a debt due from the Company. The amount of any such loan or advance by a lending Stockholder shall be repayable out of the Company’s cash and, except as otherwise provided herein, shall bear interest at such rate as the Board of Directors, which shall include the consent of one of the FS Directors, and the lending Stockholder shall agree but not in excess of the maximum rate permitted by law. None of the Stockholders, in their capacity as such, shall be obligated to make any loan or advance to the Company.

Section 2.04. Distributions

The FS Stockholders shall have the right to cause the Company to, and the Company shall, declare and pay a dividend or distribution to the Stockholders as follows:

(a) 365 days after the occurrence of a $10 Million Asset Sale, an amount equal to the excess of (i) the aggregate net cash, cash equivalents and/or marketable securities received by the Company in respect of the $10 Million Asset Sale, reduced by any amounts required to be applied to the repayment of indebtedness secured by a lien on the asset or assets that were the subject of such asset sale, over (ii) the capital expenditures (including Acquisitions) incurred by the Company during such 365-day period; such dividend or distribution to be paid pari passu to the holders of Common Stock and Series A Preferred Stock on an as-converted basis as promptly as practicable after the close of such 365-day period; and

(b) if the Cash to Assets Ratio is greater than or equal to 60% as of the last day of the two consecutive fiscal quarters immediately following the occurrence of a 60% Asset Sale, an amount equal to the aggregate net cash, cash equivalents and/or marketable securities received by the Company in respect of the 60% Asset Sale, reduced by any amounts required to be applied to the repayment of indebtedness secured by a lien on the asset or assets that were the subject of such asset sale, as follows:

(i) if the Reserve Report Value of the Company’s remaining proved reserves included in the Oil and Gas Interests, less funded indebtedness (including letters of credit, cash in lieu of treasury securities and treasury securities, but only if posted as surety) and less reasonably estimated costs incurred or to be incurred by the Company following such 60% Asset Sale assuming a Liquidation as of the end of the second of such fiscal quarters is less than or equal to the amount necessary to satisfy in full the Primary Distribution, after giving pro forma effect to the amount of such distribution, in accordance with the provisions of Article IV, Section B2 of the Articles of Incorporation (such event being referred to herein as a “60% Distribution Event”); or

(ii) if the proved reserves included in the Reserve Report Value of the Company’s remaining Oil and Gas Interests, less such funded indebtedness and less such reasonably estimated costs as of the end of the second of such fiscal quarters is greater than the amount necessary to satisfy in full the Primary Distribution, after giving pro forma effect to the amount of such distribution, to the holders of the Common Stock and the Series A Preferred Stock on a pari passu basis;

the distribution pursuant to this Section 2.04(b)(ii) shall be made as promptly as practicable after the end of the second of such fiscal quarters.

Section 2.05. Proxies

The Existing Stockholders do hereby irrevocably grant to the CEO and, upon the death or Disability of the CEO, such Stockholders do hereby irrevocably grant to the Liquidating Trustee, with full power of substitution, the irrevocable right and proxy to act in any way that such Stockholders could act as a Stockholder of the Company, including voting all of the Shares of the Company currently registered in such Stockholders’ names for and in the name, place and stead of such Stockholders, at any annual, special or other meeting of the Stockholders of the Company or pursuant to any written consent in lieu of a meeting, with respect to any matter submitted to holders of the Company’s Stockholders for their approval.

(a) Each of the FS Stockholders does hereby irrevocably grant to FS Private Investments III LLC and its successors and assigns, with full power of substitution, the irrevocable right and proxy to vote all of the shares of Series A Preferred Stock of the Company currently registered in such Stockholder’s name for and in the name, place and stead of such Stockholder, at any annual, special or other meeting of the Stockholders of the Company or pursuant to any written consent in lieu of a meeting, with respect to any matter submitted to holders of the Company’s Stockholders.

(b) Jefferies does hereby irrevocably grant to FS Private Investments III LLC and its successors and assigns, with full power of substitution, the irrevocable right and proxy to act in any way that Jefferies could act as a Stockholder of the Company, including voting all of the shares of Common Stock of the Company currently registered in such Stockholder’s name for and in the name, place and stead of such Stockholder, at any annual, special or other meeting of the Stockholders of the Company or pursuant to any written consent in lieu of a meeting, with respect to any matter submitted to holders of the Company’s Stockholders.

(c) Each of the above proxies shall be coupled with an interest, shall not be transferred under any circumstances, shall survive the liquidation or dissolution (or death) of such Stockholder, and shall be binding on the heirs, legal representatives, successors and assigns of such Stockholder.

ARTICLE III

MANAGEMENT AND OPERATION OF BUSINESS

Section 3.01. Board of Directors

(a) Each member of the Board of Directors shall have access to all reports and information, including all reserve reports and updates thereto, concerning the Company, and to all employees and assets of the Company, as he or she shall request.

(b) The Board of Directors shall at all times consist of five Directors, three of whom shall be designated by Tracy W. Krohn (or, upon his death or Disability, the Liquidating Trustee) and, for so long as the FS Stockholders are the holders, in the aggregate, of at least 5% of the Total Voting Power, two of whom shall be designated by the FS Stockholders (the “FS Directors”), acting through FS Private Investments III LLC. Tracy W. Krohn initially designates Tracy W. Krohn and Jerome F. Freel as his directors and the FS Stockholders initially designate James L. Luikart and Stuart B. Katz as their directors. A third director shall be designated by Tracy W. Krohn at a future date to be determined in his sole discretion. Each Director shall serve as a Director until the earlier to occur of his death, retirement, resignation or removal by the Stockholder or group of Stockholders appointing such Director. Any Director may be removed with or without cause by the Stockholder or group of Stockholders who appointed such Director. Upon the death, retirement, resignation or removal of any Director, the Stockholder or group of Stockholders who appointed such Director shall designate the replacement Director.

(c) If at any time the Board of Directors designates a committee or committees to act on behalf of the Board of Directors, at least one of the FS Directors shall be a member of such committee or committees.

(d) Subject to Section 3.02, no action may be taken at a meeting of the Board of Directors unless a quorum consisting of at least a majority of the entire Board of Directors is present (which majority shall include at least one of the FS Directors, unless the FS Directors have failed to attend at least two consecutive duly called meetings of the Board of Directors within the 14-day period immediately prior to such Board of Directors meeting. This Section 3.01(d) does not vitiate the requirements under Section 3.02 for approval of certain actions by at least one FS Director.

(e) Except as provided in Section 3.02, any decision to be made by the Board of Directors shall require the affirmative vote of a majority of the votes entitled to be cast by the entire Board of Directors.

(f) The Board of Directors shall hold meetings at least six times a year, and at least once every other calendar month.

(g) The Company and the Stockholders agree that at all times the Articles of Incorporation and the Company’s By-Laws will contain provisions indemnifying directors to the fullest extent permitted under applicable law.

Section 3.02. Decisions Generally

Notwithstanding the foregoing, until the consummation of a Qualified IPO, neither the Board of Directors nor any committee thereof may make a decision with respect to any of the following without the affirmative vote of at least one of the FS Directors:

(a) amend, modify, supplement or terminate this Agreement, the Articles of Incorporation or the By-Laws;

(b) permit the Company to (i) merge with, or consolidate into, another Person unless (A) Tracy W. Krohn, directly or indirectly, is the ultimate beneficial owner of more than fifty percent (50%) of (1) the aggregate equity securities (on a fully diluted basis) of the consolidated or surviving entity and (2) the voting power of all classes of equity securities entitled to vote generally in the election of directors of the consolidated or surviving entity and (B) the rights granted hereunder and in the Articles of Incorporation, including, without limitation, the redemption rights set forth in Section 5.05 and the Sale of the Company rights set forth in Section 5.06 of this Agreement and the rights set forth in Article IV, Section B of the Articles of Incorporation, to the FS Stockholders and to the holders of the Series A Preferred Stock, are not adversely affected, (ii) reorganize or otherwise change the organizational form of the Company into any other form of entity (otherwise than to effect a reincorporation in Delaware where the equity interests in the changed entity immediately before such reincorporation shall be the same as in the Company) or (iii) enter into a Sale of the Company, unless such Sale of the Company generates cash distributions or other liquid securities (in each case, net of all related expenses) to the FS Stockholders of at least $100 million, except pursuant to a Sale of the Company in accordance with Section 5.06(a) (it being understood that the inclusion of this subsection is not to be considered a guarantee on the part of any party of a $100 million return to the FS Stockholders of their investment in the Company);

(c) engage in any business other than the Business and related services and activities appropriate or necessary in connection therewith;

(d) permit the Company to (i) issue, sell (except in connection with a Qualified IPO) or otherwise dispose of, or purchase, redeem (excluding a redemption pursuant to the provisions of the Company’s Articles of Incorporation) or otherwise acquire, or effect a recapitalization or reclassification of, any equity securities (including shares of Common Stock), or permit any Stockholder to do any of the foregoing with respect to all or any portion of or interest in its Common Stock other than in accordance with the specific terms of this Agreement or the Exchange Agreement or (ii) grant any right (or the preemptive right) or any option to subscribe for or purchase, or enter into any agreement for the issuance (contingent or otherwise) of, or create any call, commitment, claim or other right of any character relating to any equity securities in the Company other than in accordance with the specific terms of this Agreement, the Long-Term Incentive Compensation Plan (so long as the aggregate number of shares issued pursuant to such plan shall not exceed 5% of the Common Stock on a Fully Diluted Basis) the Exchange Agreement or pursuant to option plans of the Company approved by the Board of Directors pursuant to this Section 3.02;

(e) approve any amendment, modification, waiver, supplement or extension of any of the terms of the CEO Employment Agreement and the granting of bonuses and salary increases under the CEO Employment Agreement;

(f) (i) permit the Company to enter into any agreement, understanding, transaction or arrangement in which a Stockholder or any Affiliate of a Stockholder has at the time a direct or indirect interest or amend or modify such agreement, understanding, transaction or arrangement so entered into in accordance with this clause (f) or (ii) make any payment, directly or indirectly, to any Stockholder or any Affiliate of a Stockholder except under the CEO Employment Agreement or to Jerome F. Freel and Ann K. Freel as contemplated by Section 2.03(a);

(g) permit the Company to make loans or guarantee, assume or otherwise become responsible for obligations of any other Person in an amount exceeding the greater of $30,000,000 or 25% of LTM Cash Flow at any one time outstanding;

(h) create, incur or assume or otherwise become or remain liable with respect to indebtedness for borrowed money other than from a bank (or banks) pursuant to a first lien collateral based facility at an interest rate not to exceed LIBOR plus 3.0%;

(i) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, in the aggregate, in any Fiscal Year, in an amount greater than LTM Cash Flow, except that the Company may incur capital expenditures or obligations relating to an authorization for expenditure from other working interest owners;

(j) permit the Company to do any of the activities described in Sections 2.02 and 2.03(b); or

(k) consent to the Transfer of Common Stock or Series A Preferred Stock pursuant to Section 5.01(a).

Section 3.03. Decisions Regarding W&T Offshore, LLC

The determination of whether or not the Company should exercise or not exercise any right of first refusal with respect to a working interest ownership under the Membership Interest Purchase Agreement or accept any offer of a working interest ownership under the Employment Agreement of the CEO of the Company dated of even date herewith shall be made by the FS Directors and shall not require action by the Board of Directors.

Section 3.04. Compensation; Expenses

The Company shall reimburse the Directors for their reasonable expenses incurred in attending each board or committee meeting or otherwise serving as Director.

ARTICLE IV

FISCAL YEAR; BOOKS AND RECORDS; FINANCIAL STATEMENTS

Section 4.01. Fiscal Year

The fiscal year of the Company for financial, accounting, Federal, state and local income tax purposes (the “Fiscal Year”) shall end on December 31, unless another Fiscal Year end is selected by the Board of Directors.

Section 4.02. Books and Records

The Board of Directors shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Company. Such books and accounts shall be prepared on an accrual basis. The books and records of the Company will be maintained at the principal place of business of the Company, or at any other location the Board of Directors selects provided that the Company keeps at its principal place of business the records required by the Nevada Act to be maintained there. Appropriate records in reasonable detail will be maintained to reflect income tax information for the Stockholders. Each Stockholder or its designee may inspect and, at its expense, make copies of the books and records maintained by the Company during reasonable business hours and upon reasonable notice.

Section 4.03. Financial Statements and Information

The Board of Directors shall, at the Company’s expense, provide the Stockholders with the information required to be provided to the holders of Series A Preferred Stock in the Exchange Agreement and such other reports and information concerning the business and affairs of the Company as may be required by the Nevada Act or by any other law or regulation or any regulatory body applicable to the Company.

ARTICLE V

TRANSFERS

Section 5.01. Restrictions on Transfer; Legend

(a) No Stockholder nor any assignee or successor in interest of any Stockholder, shall (voluntarily or involuntarily) directly or indirectly, Transfer its Shares or any economic benefit therein (including a Transfer pursuant to a foreclosure sale of any of the assets of a Stockholder), or in any part thereof, or in all or any part of the Company Property, without the prior written consent of the Board of Directors, except that (i) a Stockholder may Transfer its Shares to a Person which is and at all times after such Transfer and while held by such Person will be an Affiliate of such Stockholder (each Existing Stockholder being deemed to be Affiliates of each other for this purpose) and (ii) the Initial FS Stockholders may Transfer not more than 40% in the aggregate of their initial Shares to Other Investors during the 180-day period immediately following the Effective Date.

(b) Subject to Section 5.01(a), any transferee of a Share shall become a substitute Stockholder upon (i) the transferee agreeing to be bound by all the terms and conditions of this Agreement as then in effect; (ii) compliance with applicable federal and state securities laws; (iii) receipt of any necessary regulatory approvals and (iv) execution and delivery of an irrevocable proxy in favor of (A) in the event of a Transfer by an FS Stockholder or Jefferies (or any transferee of an FS Stockholder or Jefferies), FS Private Investments III LLC, and (B) in the event of a Transfer by an Existing Stockholder, the CEO (or the Liquidating Trustee as the case may be), in the form attached hereto as Exhibit C. Unless and until a transferee is admitted as a substitute Stockholder, the transferee shall have no right to exercise any of the powers, rights and privileges of a Stockholder hereunder. A Stockholder who has transferred its Shares shall cease to be a Stockholder upon Transfer of all of the Stockholder’s Shares and thereafter shall have no powers, rights and privileges as a Stockholder hereunder.

(c) Any certificates representing any securities of the Company shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS’ AGREEMENT DATED AS OF                     , 200_, BY AND AMONG W&T OFFSHORE, INC. AND ITS STOCKHOLDERS, AS MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

Section 5.02. Non-Permitted Transfers

Any attempted Transfer of any Shares or any economic interest therein that is not in compliance with this Article V shall be null and void ab initio, regardless of any notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee. Any Person purportedly acquiring any Shares or any economic benefit therein purportedly transferred not in compliance with this Article V shall not be entitled to be recognized by the Company as a stockholder, and the Company may retain and recover all dividends on such Shares which were paid or payable subsequent to the date on which the prohibited transfer was made or attempted. The parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company, the Board of Directors and the other Stockholders from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.

Section 5.03. Tag-Along Rights

Until the consummation of a Qualified IPO, in the case of all Transfers by a Stockholder other than those Transfers permitted by Sections 5.01(a)(i) and (ii):

(a) If a Stockholder which shall have received the consent of the Board of Directors as contemplated by Section 5.01(a) (a “Transferring Stockholder”) intends to transfer any of the Shares then owned by or in the name of such Transferring Stockholder to a Third Party (a “Third Party Offer”), the Transferring Stockholder shall promptly, acting in good faith (i) cause the Third Party Offer to be reduced to writing, which shall identify the Third Party, the number and class of Shares proposed to be transferred to the Third Party by the Transferring Stockholder, the price to be paid by the Third Party and all other material terms and conditions of the Third Party Offer and (ii) provide written notice (the “Third Party Notice”) of such Third Party Offer to each of the other Stockholders (the Stockholders receiving a Third Party Notice pursuant to this sentence being collectively referred to herein as the “Other Stockholders”), which Third Party Notice shall (x) contain an offer by such Third Party to purchase or otherwise acquire from each Other Stockholder such Other Stockholder’s Shares (to the extent such Third Party Offer shall be allocable to such Other Stockholder pursuant to the next sentence) on the same terms and conditions as the Third Party Offer (provided that, for purposes of this Article V, each share of Series A Preferred Stock shall be deemed to be the number of shares of Common Stock then issuable upon the conversion thereof, and except that the only representation and warranty that such Other Stockholder shall be required to make in connection with any such Transfer is a warranty with respect to his or its own ownership of the Shares to be sold by him or it and his or its ability to convey title thereto free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances), (y) be accompanied by a true and correct copy of the Third Party Offer and (z) specify the total number of each class of Shares then owned by the Transferring Stockholder. Each such Other Stockholder may sell up to a pro rata portion of its Shares which is equal to the number of its Shares multiplied by a fraction, the numerator of which is the total number of Shares which the Transferring Stockholder intends to sell and the denominator of which is the total number of Shares owned by the Transferring Stockholder. For purposes of the calculations set forth in this Section 5.03, any shares of Series A Preferred Stock owned by the Stockholders shall be deemed to be converted into shares of Common Stock.

(b) Each Other Stockholder desiring to accept the offer (each, a “Participating Stockholder”) set forth in the Third Party Notice shall, within 10 Business Days after the date the Third Party Notice is received by such Other Stockholder (as such period may be extended pursuant to Section 5.03(d), the “Tag-Along Notice Period”), deliver a written notice to the Transferring Stockholder the (“Tag-Along Notice”), which notice shall (i) specify the number and class of Shares which such Participating Stockholder wishes to Transfer pursuant to the Third Party Offer and the number and class of Shares then owned by such Participating Stockholder and (ii) constitute a firm acceptance by such Participating Stockholder of the Third Party Offer, except as otherwise provided in Section 5.03(d).

(c) If one or more Participating Stockholders give the Transferring Stockholder a timely Tag-Along Notice, then the Transferring Stockholder shall use all reasonable efforts to cause the Third Party to agree to acquire all Shares identified in all Tag-Along Notices that are timely given to the Transferring Stockholder, upon the same terms and conditions as are applicable to the Transferring Stockholder’s Shares. If such Third Party is unwilling or unable to acquire all of such additional Shares upon such terms, then the Transferring Stockholder shall elect either to cancel such proposed Transfer or to permit each Participating Stockholder to sell all or any part of a number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Third Party Offer by (ii) a fraction, the numerator of which is the number of Shares at the time owned by such Participating Stockholder and the denominator of which is the combined number of Shares at the time deemed owned by the Transferring Stockholder and all Participating Stockholders.

(d) If the terms and conditions of the Third Party Offer shall be modified in any way prior to the consummation of the respective Transfers of Shares contemplated by such Third Party Offer, the Transferring Stockholder shall send an amended Third Party Notice to each of the Other Stockholders. If any Other Stockholder desires to Transfer Shares pursuant to the Third Party Offer, as so amended, or any Participating Stockholder desires to amend or withdraw his or its Tag-Along Notice, it may, prior to the later of the date three Business Days after such amended Third Party Notice is received by such Other Stockholder and the end of the original Tag-Along Notice Period, deliver a Tag-Along Notice, an amended Tag-Along Notice or a notice of withdrawal as the case may be; provided that if no such notice is received, such Other Stockholder (if not a Participating Stockholder) shall be deemed to have elected not to participate in the Third Party Offer or such Other Stockholder (if a Participating Stockholder) shall be deemed to have elected to participate in such Third Party Offer to the extent of the original number of Shares that such Participating Stockholder shall have elected to Transfer.

(e) Within three Business Days after the termination of the Tag-Along Notice Period (including any extension thereof) with respect to any Third Party Offer, the Transferring Stockholder, after review of the Tag-Along Notices received, and notices of withdrawal, if any, shall give written notice to each Participating Stockholder of (A) number of such Participating Stockholder’s Shares to be purchased pursuant to the Third Party Offer, showing the basis for the calculation thereof, and (B) the time and place of the closing, which shall occur not fewer than two Business Days and not more than 15 Business Days from the date such notice is given. At the closing, each Participating Stockholder shall, and hereby covenants to, Transfer such Participating Stockholder’s Shares to such Third Party free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances, against payment of the purchase price for such Shares. If any Participating Stockholder fails to deliver any Shares to the Third Party, each of the other Participating Stockholders (and the Transferring Stockholder) shall be entitled to increase the number of Shares that it may Transfer in connection with the Third Party Offer by allocating such Participating Stockholder’s Shares in the manner set forth in Section 5.03(c). If such Third Party does not purchase such Shares from all Participating Stockholders on the same terms and conditions applicable to the Transferring Stockholder, then the entire proposed Transfer by the Transferring Stockholder to such Third Party shall be invalid.

(f) If at the termination of the Tag-Along Notice Period (and any extension thereof) any Other Stockholder shall not have accepted the offer contained in the Third Party Notice, such Other Stockholder shall be deemed to have waived any and all of his or its rights under this

Section 5.03 to Transfer his or its Shares to such Third Party on the terms specified in the Third Party Offer.

Section 5.04. Preemptive Right

Each Stockholder shall have the preemptive right to purchase its pro rata share (determined based on the respective Proportionate Percentages of the Stockholders as of the date of commencement of the Exercise Period (as hereinafter defined)) of any New Securities (as hereinafter defined) that the Company may, from time to time, sell and/or issue. Each Stockholder shall have a right of over-allotment such that if any Stockholder fails to exercise all or a portion of its preemptive right hereunder to purchase its pro rata portion of New Securities, the other Stockholders may purchase the remaining New Securities not purchased by such Stockholder on a pro rata basis (based on their respective Proportionate Percentages) within five business days from the date such non-purchasing Stockholder fails to exercise in full its preemptive right to purchase New Securities. This preemptive right shall be subject to the following provisions:

(a) “New Securities” shall mean any (i) equity securities of the Company whether now authorized or not and any securities convertible, exchangeable or exercisable for any equity security of the Company or (ii) indebtedness for borrowed money; provided that, except as otherwise required by applicable law, the term “New Securities” does not include: (A) shares of Series A Preferred Stock received pursuant to the Exchange Agreement; (B) the shares of Common Stock (1) issued to Jefferies or (2) issuable upon conversion of the Series A Preferred Stock; (C) securities issuable upon the exercise, conversion or exchange of Derivative Securities which are originally issued as New Securities in accordance with their terms; (D) securities offered to the public pursuant to a Qualified IPO or issued to the Stockholders in a recapitalization effected to facilitate reincorporation in Delaware where the equity interests in the changed entity immediately before the consummation of such reincorporation shall be the same as in the Company; (E) securities issued pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the stockholders of the Company immediately prior to such transaction own not less than a majority of the voting power of the surviving entity; (F) any equity securities issuable upon exercise of any options or warrants granted to third party lenders in connection with the making of loans to the Company; (G) shares of Common Stock issuable to employees pursuant to the Long-Term Compensation Plan (in an aggregate amount not to exceed shall not exceed 5% of the Common Stock on a Fully Diluted); or (H) indebtedness owed to banks or other financial institutions, which indebtedness is not high-yield indebtedness.

(b) If the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. Each Stockholder shall have 20 Business Days from the date of receipt of any such notice (the “Exercise Period”) to agree to purchase all or a portion of such Stockholder’s share (based upon such Stockholder’s share of the Total Voting Power) of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company, which notice shall state the quantity of New Securities to be purchased by such Stockholder and the date on which such purchase shall occur (which shall be not less than 15 nor more than 20 Business Days after the date of receipt of such notice).

(c) If any of the Stockholders’ preemptive rights are not exercised within the Exercise Period and after the expiration of the five Business Day period for the exercise of the over-allotment provisions of this Section 5.04 as to any or all of the New Securities (the “Remaining New Securities”), then the Company shall have 120 days thereafter (the “Offering Period”) to sell or enter into an agreement (pursuant to which the sale of the Remaining New Securities covered thereby shall be closed, if at all, within 90 days from the date of said agreement) to sell the Remaining New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice. If the Company has not sold within the Offering Period or entered into an agreement to sell the Remaining New Securities within the Offering Period (or sold and issued Remaining New Securities in accordance with the foregoing within 90 days from the date of said agreement), then the Company shall not thereafter issue or sell any New Securities, without first offering to each of the Stockholders the right to purchase their share thereof, in the manner provided above.

(d) The preemptive right granted under this Section shall expire upon consummation of a Qualified IPO.

(e) The preemptive right set forth in this Section is no assignable, except that such right is assignable by (i) a Stockholder to one or more of its Affiliates pursuant to Section 5.01(a)(i), and (ii) an Initial FS Stockholder to one or more Other Investors pursuant to Section 5.01(a)(ii).

Section 5.05. Redemption of Series A Preferred Stock

(a) Redemption at the Option of the FS Stockholders.

(i) Subject to Sections 5.05(a)(iii) and 5.06(b), upon the written request (the “Stockholder Optional Redemption Notice”) of FS Private Investments III LLC, on behalf of the FS Stockholders, given to the Company at any time after the occurrence of a Stockholder Optional Redemption Event, regardless of whether a Notice of Intent to Sell shall have been delivered to the Stockholders pursuant to Section 5.06(a), but before the consummation of the Sale of the Company, the Company shall redeem (the “Stockholder Optional Redemption”) all of the Shares held by the FS Stockholders, at a redemption price payable in cash (the “Stockholder Optional Redemption Price”) equal to the greater of (A) the Liquidation Preference or (B) the Put Price, in each case, times the number of Shares to be redeemed. The Stockholder Optional Redemption Price shall bear interest on the unpaid balance thereof from the date of the Stockholder Optional Redemption Notice until paid in full at a fluctuating per annum rate equal to 3.0% plus the prime rate, as quoted in the Eastern edition of The Wall Street Journal, but in no event to exceed 10.0%. Upon receipt of the Stockholder Optional Redemption Notice, the Company shall promptly give written notice of the mandatory redemption to each FS Stockholder, postage prepaid, at the address last shown on the records of the Company. Neither the failure by the Company to give notice of the Stockholder Optional Redemption, nor any defect therein, to any holder of Series A Preferred Stock called for redemption shall affect the sufficiency of such notice or the legality or sufficiency of the Stockholder Optional Redemption.

(ii) Within 10 calendar days of the Valuation Date, FS Private Investments III LLC, on behalf of the FS Stockholders, and the Company simultaneously shall deliver to each other a list of eight Financial Experts named on Exhibit A, ranked in order of priority from one through eight. The Financial Expert shall be the highest ranked Financial Expert named on the list submitted by FS Private Investments III LLC that is named on the list submitted by the Company, or if such Financial Expert is unwilling to accept the engagement on customary terms, the next highest ranked Financial Expert, and so on; provided, that, if there are no other Financial Experts named on both lists, the parties shall resubmit a list of eight Financial Experts excluding any such expert who declined the engagement. If either FS Private Investments III LLC or the Company fails to submit a list to the other within such 10-day period, then the other shall be entitled to select the Financial Expert from such Person’s list. The Stockholder Optional Redemption Notice shall set forth a Petroleum Engineer selected by FS Private Investments III LLC from the list of Petroleum Engineers named on Exhibit A. The Put Price and the Fair Market Value of the Company on the Valuation Date shall be determined by the Financial Expert. The Financial Expert shall be instructed to deliver to the Company and to the FS Stockholders, within 45 days of its appointment, such Financial Expert’s good faith determination of the Put Price and the Fair Market Value of the Company on the Valuation Date, together with an explanation, in reasonable detail, of the assumptions, factual bases and methodology used to make its determination. The Financial Expert must agree in its engagement to determine a single Put Price and Fair Market Value (and not a range of prices or values) based upon customary investment banking valuation methodology. Such determination shall be final and binding upon the Company and the FS Stockholders. The reasonable costs, fees and expenses of the Financial Expert and the Petroleum Engineer in determining the Put Price and the Fair Market Value of the Company shall be borne equally by the FS Stockholders and the Company (subject to adjustment such that the FS Stockholders bear an aggregate of 50% of such fees, regardless of whether paid directly by them or incurred indirectly by virtue of their ownership of Shares), and the FS Directors are hereby authorized to enter into, on behalf of the Company, such customary agreements (including indemnification agreements) as requested by the Financial Expert and the Petroleum Engineer in connection with their engagement hereunder. The Company shall cooperate with the Financial Expert and the Petroleum Engineer, including promptly providing each of them with such financial and other information as either of them may reasonably request, including in the case of the Financial Expert, historical and updated reserve reports prepared as of the Valuation Date by the Petroleum Engineer. FS Private Investments III LLC shall be entitled to review information provided to the Financial Expert and the Petroleum Engineer, to attend presentations to them by the Company or by them to the Company, and to otherwise communicate with them. In the absence of such cooperation by the Company pursuant to this Section 5.05(a)(ii), the Financial Expert and the Petroleum Engineer shall be entitled to rely on any information with respect to the Company and the Business furnished to them by the FS Stockholders.

(iii) Within 30 days of receipt by the FS Stockholders of the Financial Expert’s determination of the Put Price and the Fair Market Value, FS Private Investments III LLC, on behalf of the FS Stockholders, may, by written notice (the “Stockholder Liquidity Notice”) to the Company, elect either to (A) require the Company to proceed with the Stockholder Optional Redemption or (B) initiate a Sale of the Company pursuant to Section 5.06. The Stockholder Liquidity Notice shall be irrevocable. Failure by FS Private Investments III LLC to give the

Stockholder Liquidity Notice to the Company within such 30-day period shall be deemed to be an irrevocable election of the Stockholder Optional Redemption.

(b) Stockholder Optional Redemption Date and Payment. Subject to Section 5.06(e),

(i) If the FS Stockholders shall elect the Stockholder Optional Redemption following the occurrence of the Non-Liquidity Event, the Company shall redeem all of the Shares of each FS Stockholder in two equal installments on the first and second anniversaries of the Valuation Date (each such anniversary, a “Stockholder Non-Liquidity Event Optional Redemption Date”). On a Stockholder Non-Liquidity Event Optional Redemption Date, the Company shall pay in cash to each holder of Shares to be redeemed at that date, at its address as the same shall appear on the books of the Company, 50% of the aggregate Stockholder Optional Redemption Price (together with interest thereon as provided in Section 5.05(a)(i)) due to such holder. The Company shall have the right to pre-pay the Stockholder Optional Redemption Price at any time during the two-year period following the Valuation Date.

(ii) If the FS Stockholders shall elect the Stockholder Optional Redemption following the occurrence of an Accelerating Event or a Breach Event, the Company shall redeem all of the Shares of each FS Stockholder to be redeemed pursuant to Section 5.05(a) on a date selected by it that is not later than thirty days after the receipt by the Company of the Stockholder Liquidity Notice to such effect (herein called a “Stockholder Accelerating/Breach Event Optional Redemption Date”). On each Stockholder Accelerating/Breach Event Optional Redemption Date, the Company shall pay in cash to each holder of Shares to be redeemed at that date, at its address as the same shall appear on the books of the Company, the aggregate Stockholder Optional Redemption Price (together with interest thereon as provided in Section 5.05(a)(i)) due to such holder.

(c) Payment Default. After a Stockholder Optional Redemption Date, unless the Company shall default in the payment of the Stockholder Optional Redemption Price due on such date, all rights of the holders of the Shares to have been redeemed on such date, except the right to receive the Stockholder Optional Redemption Price with respect thereto (together with interest, as provided in the next sentence) shall terminate. Any late payment of the Stockholder Optional Redemption Price shall bear interest until paid in full (together with such interest) at a fluctuating per annum rate equal to 9.0% plus the prime rate from time to time in effect, as quoted in the Eastern edition of The Wall Street Journal, but in no event to exceed 15.0% per annum.

(d) Consent Rights. Notwithstanding any other provision of this Agreement, from the Valuation Date until the payment in full of the aggregate Stockholder Optional Redemption Price on the final Stockholder Optional Redemption Date, unless a Notice of Intent to Sell has been delivered pursuant to Section 5.06(d), at which time Section 5.06(b) shall be applicable, without the prior approval of FS Private Investments III LLC, on behalf of the FS Stockholders, the Company will not: (i) make any decision or take any action with respect to any of the activities set forth in Sections 3.02(a), (c), (d), (e), (f), (j) or (k); (ii) make or approve any dividend or other distribution to the Stockholders; (iii) (A) merge with, or consolidate into, another Person, (B) sell all, or any material part, of its assets or business or (C) reorganize or otherwise change the organizational form of the Company into any other form of entity, unless the aggregate Stockholder Optional Redemption Price shall be paid simultaneously with the closing of such transaction; (iv) make, commit to make or approve any Acquisition, except as may be required by, and in strict accordance with, an obligation to consummate an Acquisition in effect on the Valuation Date; (v) create, incur or assume or otherwise become or remain liable with respect to indebtedness for borrowed money other than for working capital in the ordinary course of business consistent with past practices, or except as may be required to consummate an Acquisition permitted by this Section 5.05(d) from one or more banks or other financial institution on market terms and conditions, including interest rates; or (vi) incur or commit to any capital expenditures on non-proved reserves, except that the Company can incur capital expenditures or obligations relating to an authorization for expenditure from other working interest owners.

(e) For purposes of this Section 5.05, all references to the “FS Stockholders” shall be deemed to include Jefferies, such that Jefferies shall have the redemption rights set forth in this Section 5.05 as if it were an FS Stockholder.

Section 5.06. Sale of the Company

(a) Within 90 days of the occurrence of the earlier of (i) an Accelerating Event or (ii) the termination by the CEO of his employment with the Company for Good Reason (as defined in the CEO Employment Agreement), (A) the CEO (or his heirs, executors or legal representatives), (B) upon the death or Disability of the CEO, the Liquidating Trustee or (C) FS Private Investments III LLC, on behalf of the FS Stockholders, shall have the option to initiate a Sale of the Company by providing a Notice of Intent to Sell to the Company and each of the Stockholders. Upon such delivery of a Notice of Intent to Sell pursuant to this Section 5.06(a), the Company shall engage, as promptly as practicable, an Auction Broker selected in accordance with the procedure to select a Financial Expert, as set forth in Section 5.05(a)(ii) to commence a bona-fide auction process to effect a Sale of the Company, shall use commercially reasonable efforts to effect such Sale of the Company, and shall periodically consult with and update FS Private Investments III LLC regarding the status of a potential Sale of the Company.

(b) If the Stockholder Liquidity Notice shall set forth that the FS Stockholders elect to initiate a Sale of the Company, FS Private Investments III LLC, on behalf of the FS Stockholders, shall have the right to initiate a Sale of the Company by providing a Notice of Intent to Sell to the Company and each of the other Stockholders. If the Stockholder Liquidity Notice shall set forth that the FS Stockholders elect to require the Company to proceed with a Stockholder Optional Redemption, the Company, within 30 days of such receipt by the Company, shall have the right to initiate a Sale of the Company by providing a Notice of Intent to Sell to the Stockholders. Upon delivery of a Notice of Intent to Sell by either FS Private Investments III LLC or the Company pursuant to this Section 5.06(b), (i) FS Private Investments III LLC shall engage, on behalf of the Company, an Auction Broker selected by it and approved by the CEO (or the Liquidating Trustee, as the case may be), which approval will not be unreasonably withheld (it being understood that such Auction Broker will be deemed approved, unless the CEO (or the Liquidating Trustee, as the case may be) reasonably objects in writing to such selection within 10 days after receipt by it of notice thereof), to commence a bona-fide auction process to effect a Sale of the Company as promptly as reasonably practicable thereafter and (ii) the Company and each Stockholder shall use commercially reasonable efforts to effect such Sale of the Company. In connection with a Sale of the Company (whether initiated by the Company or by FS Private Investments III LLC) pursuant to this Section 5.06(b), the CEO may submit a firm offer to purchase the Shares held by the FS Stockholders for a specific cash price, which offer shall be subject to the same terms and conditions as those which other prospective bidders in the auction shall be subject, including, without limitation, with respect to whether any financing condition will be permitted and whether evidence reasonably acceptable to FS Private Investments III LLC of the ability to obtain any necessary financing will be required. Such offer shall be irrevocable during the auction process and shall be strictly confidential, unless FS Private Investments III LLC shall determine otherwise. Any auction process pursuant to this Section 5.06(b) shall be under the direction and control of FS Private Investments III LLC. Without limiting the generality of the foregoing, FS Private Investments III LLC may require the Auction Broker, representatives of the Company engaged in the auction process and the Company’s independent accountants and legal counsel to report to and take direction from it on all matters related to the Sale of the Company, provided that FS Private Investments III LLC may not direct the Company to take or omit actions that are not commercially reasonable in the good faith judgment of FS Private Investments III LLC (provided that FS Private Investments III LLC shall not be indemnified for its directions to the Company in relation to the sale of the Company to a party which is not an Affiliate of the Company or of any of the stockholders of the Company which directions were made in opposition to the reasonable judgment of the Board of Directors as expressed in a resolution or resolutions thereof, notwithstanding any provision of the Articles of Incorporation, the By-Laws, any provision of this Agreement providing for indemnification or any other document or statute providing for indemnification of FS Private Investments III LLC or its representatives) or, in such judgment customary in connection with an auction process for a sale of a company similar to the Company. FS Private Investments III LLC shall cause the Company to, and the Company shall, accept the highest and best offer received in the auction process, it being understood that FS Private Investments III LLC shall have no liability with respect to the Sale of the Company contemplated thereby or with respect to whether such sale is consummated, except that FS Private Investments III LLC may accept the CEO’s offer to purchase the Shares held by the FS Stockholders in lieu of a Sale of the Company for any reason and at any time.

(c) The closing of any Sale of the Company, if such closing shall occur, shall take place on such date as the Company and FS Private Investments III LLC shall select, except that the closing of any Sale of the Company pursuant to Section 5.06(a) shall not take place later than 180 days after the delivery of the Notice of Intent to Sell. The Company and each Stockholder shall take all necessary and desirable actions in connection with the consummation of such Sale of the Company, and if such transaction is structured as a sale of Shares, each Stockholder shall cause all of its respective Shares to be sold to the purchaser, and deliver certificates evidencing such Shares duly endorsed or accompanied by written instruments of transfer in form satisfactory to the purchaser, duly executed by such Stockholder, free and clear of any liens, mortgages, pledges, security interests or other restrictions or encumbrances, against delivery of the allocable portion of the consideration received pursuant to such Sale of the Company, allocable to it in accordance with Article IV, Section B2 of the Articles of Incorporation. In the case of another form of Sale of the Company, the proceeds received upon such transaction shall be allocated to the Stockholders in accordance with Article IV, Section B2 of the Articles of Incorporation. In furtherance of, and not in limitation of the foregoing, in connection with such Sale of the Company, each Stockholder will (A) consent to and raise no unreasonable objections against such Sale of the Company, or the process pursuant to which it was arranged, (B) waive any dissenters’ rights and other similar rights, (C) exercise or agree to the termination of all unexercised Derivative Securities other than the Series A Preferred Stock and (D) execute all documents containing such terms and conditions as those executed by the other Stockholders, as the case may be; provided, however, that for purposes of this Section 5.06, no FS Stockholder shall be required to make any representation or warranty, perform any covenant or provide any indemnity in connection with any such Sale of the Company, other than a warranty with respect to its own ownership of the Shares to be sold by it and its ability to convey title thereto free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances. Notwithstanding the foregoing, at the written request of FS Private Investments III LLC given at any time before the execution of a definitive agreement for a Sale of the Company pursuant to Section 5.06(b), the Company will abandon the Sale of the Company, subject to recommencing the process in Section 5.06(e).

(d) Notwithstanding any other provision of this Agreement, upon the delivery of the Notice of Intent to Sell pursuant to Section 5.06(a) or (b), in addition to the decisions set forth in Section 3.02, neither the Board of Directors nor any committee thereof may make a decision with respect to any of the following without the affirmative vote of at least one of the FS Directors: (i) make, commit to make or approve any Acquisition, except as may be required by, and in strict accordance with, an obligation to consummate an Acquisition then in effect on the date of receipt of the Notice of Intent to Sell; or (ii) incur or commit to any capital expenditures except for capital expenditures or obligations relating to proven reserves.

(e) If a Stockholder Optional Redemption has been or could be initiated, the Stockholder Optional Redemption Date shall be delayed upon the delivery of a Notice of Intent to Sell pursuant to this Section 5.06 until the earliest to occur of (i) the consummation of the Sale of the Company, (ii) the termination of the bona-fide auction process or (iii) 270 days from the date of delivery of such Notice of Intent to Sell. If a Notice of Intent to Sell is delivered by either FS Private Investments III LLC or the Company subsequent to the occurrence of a Non-Liquidity Event or otherwise by FS Private Investments III LLC pursuant to a Stockholder Liquidity Notice, FS Private Investments III LLC shall have the right to continue the auction process or to reinstate it, at such time or times as it may deem to be commercially reasonable, one or more times until a Sale of the Company is consummated. If a Sale of the Company pursuant to this Section 5.06 is consummated, (i) the Fair Market Value of the Company shall be deemed to be the equity value of the Company implied by the aggregate consideration payable in the Sale of the Company, (ii) the Valuation Date shall be deemed to be the date of consummation of the Sale of the Company and (iii) the Stockholder Optional Redemption shall be extinguished effective upon the consummation of such Sale of the Company.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

Section 6.01. Liquidating Trustee

The Stockholders and the Company agree that any dissolution, liquidation or winding up of the Company shall be managed by the Person appointed by the Board of Directors for this express purpose, to the exclusion of the Stockholders (such Person or entity so appointed, being hereinafter referred to as the “Liquidating Trustee”); provided, however, that upon the death of Tracy W. Krohn, the executor of Tracy W. Krohn’s estate shall have the right to replace the Liquidating Trustee for any reason. The Liquidating Trustee shall be W. Reid Lea, unless the designation of such Person is changed by the Board of Directors or the executor of Tracy W. Krohn’s estate, as the case may be. The Board of Directors or the executor of Tracy W. Krohn’s estate, as the case may be, shall have the power to designate a substitute Liquidating Trustee to serve as such if the Liquidating Trustee is unwilling or unable to serve in such position and shall do so within 30 days of such position becoming vacant.

Section 6.02. Right of Stockholders to Bid on Company Assets

The Liquidating Trustee shall have all powers granted to a liquidator under the law of the Company’s place of incorporation. Subject to Section 5.06(b), in connection with the sale by the Company and reduction to cash of its assets, although the Company has no obligation to offer to sell any property to the Stockholders, any Stockholder or any Affiliate of any Stockholder may bid on and purchase any Company assets.

Section 6.03. Continuation of this Agreement

During the period of winding-up and liquidation of the Company, all of the provisions of this Agreement shall continue in effect.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Representations of the Stockholders

Each Stockholder hereby represents and warrants to the Company and to each other Stockholder, and acknowledges as follows:

(a) such Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;

(b) such Stockholder is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(c) such Stockholder has acquired the Shares for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof;

(d) such Stockholder understands that the Shares Stock have not been registered under the Securities Act or the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; and

(e) the execution, delivery and performance of this Agreement by such Stockholder do not require it to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents (if an entity) or any agreement or instrument to which it is a party or by which it is bound.

Section 7.02. Further Assurances

(a) Each of the Stockholders hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the Effective Date.

(b) In addition to the foregoing, each of the Stockholders hereby agrees to cooperate with the other and to take or cause to be taken such actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested by the Board of Directors in connection with any reincorporation of the Company from Nevada to Delaware so long as the Certificate of Incorporation of the Company following such reincorporation are substantially the same as the Articles of Incorporation immediately preceding such reincorporation, the rights granted to the Stockholders pursuant to this Agreement survive such transaction and the equity interests in the changed entity immediately after the consummation of such reincorporation shall be the same as in the Company.

Section 7.03. Notices

All notices, requests and other communications under this Agreement shall be in writing (which includes facsimile), either by physically delivering them by means of any private courier service or by transmitting them by facsimile, and shall be deemed to have been given on the date received, addressed as follows: (a) the Company, to W&T Offshore, Inc., 8 Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Tracy W. Krohn, Telephone: (713) 626-8525, Facsimile: (713) 686-8527; or (b) the Stockholders, to their respective addresses set forth on the stockholder register of the Company or on Schedule A hereto; provided, however, that (i) each Stockholder’s notice information may be changed by notice to the Company, the Board of Directors and the other Stockholders which shall only be effective upon receipt and (ii) any notice received outside of business hours or on a day which is not a Business Day in the city where the recipient is located shall be deemed given at the next opening of business at such location.

Section 7.04. Severability

The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or an part thereof, all of which are included subject to the condition that they are held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

Section 7.05. Survival

It is the express intention and agreement of the Stockholders that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

Section 7.06. Waivers

Neither the waiver by the Company or a Stockholder of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Company or a Stockholder, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

Section 7.07. Exercise of Rights

No failure or delay on the part of a Stockholder or the Company in exercising any right, power or privilege hereunder and no course of dealing between the Stockholders or between a Stockholder and the Company shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Stockholder or the Company would otherwise have at law or in equity or otherwise.

Section 7.08. Binding Effect; Assignment

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Stockholders and their respective heirs, devises, executors, administrators, legal representatives, successors and permitted assigns; provided, however, nothing contained herein shall be construed as granting any Stockholder the right to Transfer any Shares except in accordance with this Agreement.

Section 7.09. Limitation on Benefits of this Agreement

Subject to Section 3.01(f), it is the explicit intention of the Stockholders that no Person other than the Stockholders and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Stockholder or the Company, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Stockholders (or their respective successors and assigns as permitted hereunder) and the Company.

Section 7.10. Amendments or Modifications

This Agreement may be amended or modified from time to time only by a written instrument executed by the Stockholders holding at the time at least 90% of the Total Voting Power. In addition to the procedure set forth above, this Agreement may be amended by the Board of Directors (with the consent of an FS Director) without the consent of any of the Stockholders to correct any errors or omissions, to cure any ambiguity, or to cure any provision that may be inconsistent with any other provision hereof. No supplement or amendment of Exhibit A shall be deemed to be an amendment or modification of this Agreement for the purposes of this Section 7.10.

Section 7.11. Entire Agreement

This Agreement (including the Schedules and Exhibits hereto), together with those portions of the Exchange Agreement incorporated by specific reference herein, contains the entire agreement between the Company and the Stockholder with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

Section 7.12. Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or entity may require.

Section 7.13. Headings

Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 7.14. Governing Law; Consent to Jurisdiction

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

(b) The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved within the County of New Castle, City of Wilmington, State of Delaware. Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts seated therein. The parties further agree that any such action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the County of New Castle, City of Wilmington, State of Delaware.

Section 7.15. Counterparts

This Agreement may be executed in one or more counterparts (including executed counterparts delivered and exchanged by facsimile transmission, provided that the originally signed counterpart is subsequently delivered), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 7.16. Dividends

If, during the term of this Agreement, there is a dividend of any security, stock split or other change in the character or amount of any of the Company’s outstanding securities, then in such event any and all new, substituted or additional securities to which a Stockholder is entitled by reason of its ownership of Shares shall, upon issuance, be immediately subject to the provisions of this Agreement and shall be deemed included in the term “Shares” for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement and with respect to which such new, substituted or additional securities were distributed.

Section 7.17. Joinder of Additional Stockholders

The parties agree that as a condition precedent to the issuance by the Company of any of its equity securities (or securities convertible into or exercisable or exchangeable for equity securities), the Company will require the acquiror to execute a joinder agreement to this Agreement and thereby become a party to this Agreement as a “Stockholder” and Schedule A shall be revised to reflect the foregoing.

Section 7.18. Tax Certificate

Tracy W. Krohn agrees to provide FS Private Investments III LLC with a certificate setting forth his actual federal, state and local tax liability in respect of the Company for 2002 concurrently with the filing of his federal income tax return for 2002.

Section 7.19. Certificate of Incorporation

In the event of any inconsistency between the provisions of the Articles of Incorporation or By-Laws of the Company and the provisions of this Agreement, the parties agree that, as among themselves, the provisions of this Agreement shall take precedence.

Section 7.20. Term

This Agreement shall terminate upon the consummation of a Qualified IPO.

[Next Page is a Signature Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

W&T OFFSHORE, INC.

By:
Name: Title:

STOCKHOLDERS:

Ann Krohn Freel

Tracy W. Krohn

ING FURMAN SELZ INVESTORS III L.P. ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD. By: FS PRIVATE INVESTMENTS III LLC

By:
Name: Title:

JEFFERIES & COMPANY, INC.

By:
Name: Title:

W&T OFFSHORE, INC.

SCHEDULE A

LIST OF STOCKHOLDERS

DATED AS OF                                          , 2002

Name and Address of Stockholder	Number of Shares of Series A Preferred Stock	Number of Shares of Common Stock
Existing Stockholders:
Ann Krohn Freel
c/o Tracy W. Krohn
8 Greenway Plaza, Suite 950
Houston, Texas 70046	0	1,062,690

Tracy W. Krohn
8 Greenway Plaza, Suite 950
Houston, Texas 70046	0	6,507,161

FS Stockholders:

ING Furman Selz Investors III L.P.	1,393,590	0
c/o FS Private Investments III LLC
520 Madison Avenue
8th Floor
New York, New York 10022
Attention: Mr. Brian Friedman
Telephone: (212) 284-1701
Facsimile: (212) 284-1717

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Melvin Epstein, Esq.
Telephone: (212) 806-5864
Facsimile: (212) 806-6006

ING Barings U.S. Leveraged	423,805	0
Equity Plan LLC
c/o FS Private Investments III LLC
520 Madison Avenue
8th Floor
New York, New York 10022
Attention: Mr. Brian Friedman
Telephone: (212) 284-1701
Facsimile: (212) 284-1717
with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Melvin Epstein, Esq.
Telephone: (212) 806-5864
Facsimile: (212) 806-6006

Name and Address of Stockholder	Number of Shares of Series A Preferred Stock	Number of Shares of Common Stock
ING Barings Global Leveraged	182,605	0
Equity Plan Ltd.
c/o FS Private Investments III LLC
520 Madison Avenue
8th Floor
New York, New York 10022
Attention: Mr. Brian Friedman
Telephone: (212) 284-1701
Facsimile: (212) 284-1717

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Melvin Epstein, Esq.
Telephone: (212) 806-5864
Facsimile: (212) 806-6006

Jefferies & Company, Inc.	0	31,685
520 Madison Avenue
12th Floor
New York, New York 10022
Attention: Joe Schenk
Telephone: (212) 284-2338
Facsimile: (212) 284-2233

TOTAL:	2,000,000	7,601,536

EXHIBIT A

LIST OF FINANCIAL EXPERTS, AUCTION BROKERS AND

NATIONALLY RECOGNIZED PETROLEUM ENGINEERS

Financial Experts:

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

Credit Suisse First Boston

J.P. Morgan Chase & Co.

Salomon Smith Barney Inc.

Lehman Brothers Inc.

UBS Warburg

Bear, Stearns & Co.

Raymond James Financial

McDonald Investments

Wachovia Capital Markets

Stephens, Inc.

A.G. Edwards

RBC Dominion Securities

CIBC Capital Markets

Auction Brokers:

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

Credit Suisse First Boston

J.P. Morgan Chase & Co.

Salomon Smith Barney Inc.

Lehman Brothers Inc.

UBS Warburg

Bear, Stearns & Co.

Randall & Dewey

Simmons & Company

Petrie Parkman

Petroleum Engineers:

Netherland, Sewell & Associates, Inc.

Ryder Scott Company

DeGolyer and MacNaughton

EXHIBIT B

LONG-TERM INCENTIVE COMPENSATION PLAN

EXHIBIT C

[Form of Irrevocable Proxy]

IRREVOCABLE PROXY

For good and valuable consideration, the receipt and sufficiency of which the undersigned hereby acknowledges, the undersigned does hereby irrevocably grant to [Tracy W. Krohn and, upon his death or Disability, to the Liquidating Trustee] [FS Private Investments III LLC and to its successors and assigns], with full power of substitution, the irrevocable right and proxy to [act in any way that the undersigned could act as a Stockholder]* [vote all of the shares of Common Stock]** of W&T Offshore, Inc., a Nevada corporation(the “Company”) [including voting all of the shares of Common Stock of the Company]*, currently registered in its name for and in the name, place and stead of the undersigned, at any annual, special or other meeting of the Stockholders of the Company or pursuant to any written consent in lieu of a meeting, with respect to any matter submitted to holders of the Company’s Common Stock. This proxy shall be coupled with an interest, shall not be transferred under any circumstances, shall survive the liquidation or dissolution (or death) of the undersigned, and shall be binding on the heirs, legal representatives, successors and assigns of the undersigned. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Amended and Restated Articles of Incorporation of W&T Offshore, Inc.

The undersigned may not Transfer any of the Shares unless the transferee thereof agrees to grant an irrevocable proxy similar to this proxy.

This proxy shall expire and terminate on the earlier to occur of (a) a Qualified IPO or (b) ten years from the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this proxy this 2nd day of December, 2002.

By:
Name: Title:

*	For all Stockholders other than the FS Stockholders.
**	For the FS Stockholders.